Preliminary Terms No. 189
Registration Statement No. 333-131266
Dated January 24, 2007
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities

February 2007
8% to 9% HITSSM
Based on ConocoPhillips Common Stock
High Income Trigger SecuritiesSM

HITS offer the opportunity to receive a periodic, above-market, fixed rate coupon in exchange for taking downside exposure to the common stock of an underlying company with only contingent protection against a decline in the underlying stock price. HITS are for investors who want to receive above-market current income and who are not concerned about principal protection.

SUMMARY TERMS
Issuer:		Morgan Stanley
Maturity date:		March 20, 2008
Underlying stock:		ConocoPhillips common stock (“COP Stock”)
Initial share price:		The closing price of COP Stock on the pricing date.
Expected coupon:		8% to 9% per annum, payable quarterly beginning June 20, 2007. The actual coupon rate will be determined on the pricing date.
Payment at maturity:		If COP Stock has not declined to or below the trigger price at any time on any trading day from, and including, the pricing date to, and including, the determination date, the stated principal amount of $10; otherwise, a number of shares of the COP Stock corresponding to the exchange ratio. If shares of COP stock is delivered in exchange for each HITS, the value of those shares will likely be less than the stated principal amount and could be zero.
Exchange ratio:		The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger level:		80%
Trigger price:		$ (80% of the initial share price)
Determination date:		March 18, 2008 (2 trading days before the maturity date), subject to postponement in the event of certain market disruption events.
Stated principal amount:		$10
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		February , 2007
Original issue date:		February , 2007
CUSIP:		61750V634
Listing:		Application will be made to list the HITS on the American Stock Exchange LLC under the ticker symbol “HCT”, subject to meeting the listing requirements. We do not expect to announce whether the HITS will meet such requirements prior to the pricing of the HITS. If accepted for listing, the HITS will begin trading the day after the pricing date.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(2)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per HITS	$10.00	$0.20	$9.80
	Total	$	$	$
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for HITS.
(2)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of HITS purchased by that investor. The lowest price payable by an investor is $9.925 per HITS. Please see “Issue price” on page 4 for further details.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement for HITS dated December 21, 2006
Prospectus dated January 25, 2006

8% to 9% HITS
Based on ConocoPhillips Common Stock

Investment Overview

High Income Trigger SecuritiesSM

The 8% to 9% ConocoPhillips HITS (the “HITS”) offer you the opportunity to receive a 8% to 9% annual coupon in exchange for only contingent protection against a decline in COP Stock. If COP Stock declines to or below the trigger price at any time on any trading day from, and including, the pricing date to, and including, the determination date, the HITS will deliver a fixed number of shares of COP Stock at maturity. The value of any shares delivered at maturity per HITS is likely to be less than the stated principal amount, and may be zero. If, during the term of the HITS, COP Stock never declines to or below the trigger price, each HITS will return 100% of the stated principal amount at maturity. The coupon is paid regardless of the performance of COP Stock.

ConocoPhillips

ConocoPhillips is an integrated energy company, which mainly explores for, produces, processes and markets crude oil, natural gas and natural gas liquids. ConocoPhillips also purchases, refines, markets and transports crude oil and petroleum products.

COP Stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by ConocoPhillips pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-32395 through the Securities and Exchange Commission’s website at http://www.sec.gov. Additional information regarding ConocoPhillips may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for HITS.

Information as of market close on January 22, 2007

Ticker:	COP
Current Stock Price:	$63.38
52 Weeks ago:	$64.65
52 Week High (on 12/16/2006):	$74.89
52 Week Low (on 10/4/2006):	$54.90
Current Dividend Yield:	2.23%

For additional information, please see “Information about the Underlying Stock” in these preliminary terms.

February 2007	Page 2

8% to 9% HITS
Based on ConocoPhillips Common Stock

Key Investment Rationale

The HITS offer an income oriented strategy linked to COP Stock.

■	8% to 9% interest, which is higher than the current dividend yield of COP Stock.

■	Limited potential to participate in any appreciation in COP Stock.

■	HITS are not principal protected.

Key Benefits

The HITS pay an above market coupon in exchange for downside exposure to COP Stock, with only contingent protection against declines in COP Stock. If COP Stock declines to or below the trigger price at any time on any trading day from, and including, the pricing date to, and including, the determination date, you will then be subject to full downside exposure to COP Stock.

Enhanced Yield	■	A 8% to 9% annual coupon paid quarterly.

	■	The coupon will be paid regardless of the performance of COP Stock.

Best Case Scenarios	■	If COP Stock never declines to or below the trigger price, the HITS will redeem, at maturity, for the stated principal amount, resulting in a total return of 8% to 9% per annum. You will not participate in any appreciation in COP Stock.

	■	If COP Stock declines to or below the trigger price at any time during the term of the HITS and, on the determination date, has subsequently recovered to a level above its closing price on the pricing date, the HITS will redeem for COP Stock worth more than the stated principal amount, resulting in a total return that is greater than the coupon of 8% to 9% per annum.

Worst Case Scenario	■	If COP Stock declines to or below the trigger price at any time during the term of the HITS and, on the determination date, is at a level below its closing price on the pricing date, the HITS will redeem for an amount of COP Stock worth substantially less than the stated principal amount and which may approach zero. In this worst case scenario, the HITS will have outperformed COP Stock by 8% to 9% per annum.

Summary of Selected Key Risks (see page 8)

■	No guaranteed return of principal.

■	The HITS will not provide investors with any appreciation in COP Stock unless COP Stock drops below the trigger price and then recovers to a level above the initial share price on the determination date.

■	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The maturity of the HITS will be accelerated if the closing price of COP Stock on any two consecutive trading days is less than $2.00, and you will receive COP Stock worth substantially less than the stated principal amount or even zero.

■	ConocoPhillips is not involved in this offering in anyway. Neither the issuer nor the underwriter has made any due diligence inquiry in connection with this offering.

■	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect COP Stock.

■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.

■	The U.S. federal income tax consequences of an investment in the HITS are uncertain.

February 2007	Page 3

8% to 9% HITS
Based on ConocoPhillips Common Stock

Fact Sheet

The HITS offered are senior unsecured obligations of Morgan Stanley, will pay a coupon of 8% to 9% per year and will have the terms described in the prospectus supplement for HITS and the prospectus, as supplemented or modified by these preliminary terms. At maturity, the HITS will pay either (i) an amount of cash equal to the principal amount of the HITS, or (ii) a number of shares of common stock of ConocoPhillips, if the trading price of the common stock of ConocoPhillips decreases to or below the trigger price over the term of the HITS. The HITS do not guarantee any return of principal at maturity. The HITS are senior notes issued as part of Morgan Stanley's Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (Settlement date):	Maturity date:
February , 2007	February , 2007 (5 trading days after the pricing date)	March 20, 2008

Key Terms
Issuer:	Morgan Stanley
Underlying stock:	ConocoPhillips common stock (the “COP Stock”)
Issue price:

$10 per HITS

The HITS will be issued at $10 per HITS and the agent’s commissions will be $0.20 per HITS; provided that the price to public and the agent’s commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of HITS will be $9.9625 per HITS and $0.1625 per HITS, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of HITS will be $9.94375 per HITS and $0.14375 per HITS, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of HITS will be $9.925 per HITS and $0.125 per HITS, respectively. Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the HITS distributed by such dealers.

Stated principal amount:	$10 per HITS
Denominations:	$10 per HITS and integral multiples thereof.
Expected coupon:	8% to 9% per annum. The actual coupon rate will be determined on the pricing date.
Interest payment dates:	June 20, 2007, September 20, 2007, December 20, 2007 and the maturity date.
Payment at maturity:

If COP Stock has not declined to or below the trigger price at any time on any trading day from, and including, the pricing date to, and including, the determination date, the stated principal amount of $10; otherwise, a number of shares of the COP Stock corresponding to the exchange ratio. If shares of COP stock is delivered in exchange for each HITS, the value of those shares will likely be less than the stated principal amount and could be zero.

Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Initial share price:	COP Stock closing price on the pricing date.
Trigger level:	80%
Trigger price:	$ (80% of the initial share price)
Determination date:	March 18, 2008 (2 trading days before the maturity date), subject to postponement in the event of certain market disruption events.
Postponement of maturity date:

If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Risk factors:	Please see “Risk Factors” on page 8.

February 2007	Page 4

8% to 9% HITS
Based on ConocoPhillips Common Stock

General Information
Listing:

Application will be made to list the HITS on the American Stock Exchange LLC (the “AMEX”) under the ticker symbol “HCT”, subject to meeting the listing requirements. We do not expect to announce whether the HITS will meet such requirements prior to the pricing of the HITS. If accepted for listing, the HITS will begin trading the day after the pricing date.

CUSIP:	61750V634
Minimum ticketing size:	100 HITS
Tax consideration:

The U.S. federal income tax consequences of an investment in the HITS are uncertain. There is no direct legal authority as to the proper tax treatment of the HITS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Pursuant to the terms of the HITS and subject to the discussion in the accompanying prospectus supplement for HITS under “United States Federal Taxation,” you agree with the issuer to treat a HITS as a unit consisting of (i) an option granted by you to the issuer, to enter into, upon the occurrence of certain events, a forward contract pursuant to which you agree to purchase COP Stock from the issuer at maturity and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the potential forward contract. Assuming the characterization of the HITS as set forth above is respected, a portion of the coupon on the HITS will be treated as the Yield on the Deposit, and the remainder will be attributable to the Option Premium, as described in the section of the accompanying prospectus supplement for HITS called “United States Federal Taxation—Tax Treatment of the HITS.” The Yield on the Deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for HITS.

Please read the discussion under “Risk Factors — Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for HITS concerning the U.S. federal income tax consequences of investing in the HITS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:

The net proceeds we receive from the sale of the HITS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the HITS through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the HITS by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets. Such purchase activity could increase the price of the underlying stock, and, accordingly, increase the trigger price relative to the price of the underlying stock absent such hedging activity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for HITS.

ERISA:	See “ERISA” in the prospectus supplement for HITS.
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225- 7000).

This offering summary represents a summary of the terms and conditions of the HITS. We encourage you to read the accompanying prospectus supplement for HITS and prospectus related to this offering.

February 2007	Page 5

8% to 9% HITS
Based on ConocoPhillips Common Stock

How HITS Work

At maturity, HITS will pay either the stated principal amount in cash, or, if the trading price of the COP Stock has decreased to or below the trigger price at any time on any trading day during the term of the HITS, shares of COP Stock corresponding to the exchange ratio. The coupon is paid regardless of the performance of COP Stock.

The following payment scenarios illustrate the potential returns on the HITS at maturity.

Payment Scenario 1

COP Stock never falls below the trigger price during the term of the HITS, and you receive an annual coupon of 8% to 9% paid quarterly until maturity with a full return of principal at maturity. You will not participate in any appreciation of COP Stock.

Payment Scenario 2

COP Stock falls below the trigger price during the term of the HITS and then recovers to a level above the initial share price on the determination date. You receive an annual coupon of 8% to 9% paid quarterly until maturity and the HITS redeem for COP Stock at maturity, allowing you to participate in any appreciation of COP Stock above the initial share price.

Payment Scenario 3

COP Stock falls below the trigger price during the term of the HITS and is at a level below the initial share price on the determination date, in which case, at maturity, HITS redeem for COP Stock worth substantially less than the stated principal amount of the HITS based on the closing price of COP Stock on the determination date. You will still receive an annual coupon of 8% to 9% paid quarterly until maturity if this occurs.

Hypothetical Payments on the HITS

The examples on the following page illustrate the payment at maturity on the HITS for a range of hypothetical closing prices of COP Stock on a hypothetical determination date, depending on whether the trading price of COP Stock during the term of the HITS has or has not decreased to or below the trigger price.

The examples are based on the following hypothetical values:

Stated principal amount:	$10
Initial share price:	$65 (hypothetical closing price of one share of COP Stock on the pricing date)
Exchange ratio:	0.15385 ($10 divided by the hypothetical initial share price)
Trigger level:	80% of the hypothetical initial share price
Trigger price:	$52 (the trigger level times the hypothetical initial share price)
Coupon:	8.5% per annum

February 2007	Page 6

8% to 9% HITS
Based on ConocoPhillips Common Stock

TABLE 1: This table represents the hypothetical payment at maturity, quarterly coupon payments and the total payment over the term of the HITS (assuming a one-year term) on a $10 investment in the HITS if the trading price of COP Stock has not decreased to or below the hypothetical trigger price of $52 at any time on any trading day from, and including, the pricing date to, and including, the determination date. Consequently, the payment at maturity in each of these examples in this table would be made in cash.

Hypothetical COP Stock closing price on determination date	Value of cash delivery amount at maturity per HITS	Total quarterly coupon payments per HITS	Value of total payment per HITS
$45.00	$10.00	$0.85	$10.85
$55.00	$10.00	$0.85	$10.85
$65.00	$10.00	$0.85	$10.85
$75.00	$10.00	$0.85	$10.85
$85.00	$10.00	$0.85	$10.85
$95.00	$10.00	$0.85	$10.85
$105.00	$10.00	$0.85	$10.85

TABLE 2: This table represents the hypothetical payment at maturity, quarterly coupon payments and the total payment over the term of the HITS (assuming a one-year term) on a $10 investment in the HITS if the trading price of COP Stock has decreased to or below the hypothetical trigger price of $52 at any time on any trading day from, and including, the pricing date to, and including, the determination date. Consequently, the payment at maturity in each of these examples in this table would be made by delivery of shares of COP Stock.

Hypothetical COP Stock closing price on determination date	Value of shares of COP Stock delivered at maturity per HITS	Total quarterly coupon payments per HITS	Value of total payment per HITS
$0.00	$0.00	$0.85	$0.85
$20.00	$3.08	$0.85	$3.93
$40.00	$6.15	$0.85	$7.00
$50.00	$7.69	$0.85	$8.54
$60.00	$9.23	$0.85	$10.08
$65.00	$10.00	$0.85	$10.85
$70.00	$10.77	$0.85	$11.62
$80.00	$12.31	$0.85	$13.16
$90.00	$13.85	$0.85	$14.70

Because the trading price of COP Stock may be subject to significant fluctuation over the term of the HITS, it is not possible to present a chart or table illustrating the complete range of possible total payment over the term of the HITS. The examples of the hypothetical payout calculations above are intended to illustrate how the payment at maturity will depend both on (a) whether the trading price of COP Stock falls to or below the trigger price at any time on any trading day from, and including, the pricing date to, and including, the determination date and (b) the closing price of COP Stock on the determination date.

February 2007	Page 7

8% to 9% HITS
Based on ConocoPhillips Common Stock

Risk Factors

The HITS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the HITS. Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the HITS and the suitability of such HITS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the HITS. For a complete list of considerations and risk factors, you should read the sections entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for HITS.

Structure Specific Risk Factors

■	No guaranteed return of principal. The payment to investors at maturity will either be (i) cash equal to the principal amount of HITS or (ii) a number of shares of COP Stock, if the trading price of COP Stock decreases to or below the trigger price over the term of the HITS. If investors receive shares of COP Stock at maturity in exchange for each HITS, the value of those shares may be less than the principal amount of HITS and could be zero.

■	Except in certain circumstances, investors will not participate in any appreciation in the value of COP Stock. Generally, investors will not participate in any appreciation in the price of COP Stock, and the return on the HITS will be limited to the coupon payable on the HITS.

■	Market price influenced by many unpredictable factors. Several factors will influence the value of the HITS in the secondary market. Although the issuer expects that the trading price of COP Stock on any trading day will generally affect the value of the HITS more than any other single factor, other factors may influence the value of the HITS, including: whether the trading price of COP Stock has decreased to or below the trigger price at any time on any trading day during the term of the HITS, the volatility and dividend rate on COP Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the HITS, the issuer’s creditworthiness and the occurrence of certain events affecting COP Stock that may or may not require an adjustment to the exchange ratio.

■	Market price influenced by inclusion of commissions and projected profit from hedging activities. The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase HITS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the HITS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the HITS.

■	Maturity date of the HITS may be accelerated. The maturity of the HITS will be accelerated if (i) the closing price of COP Stock on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the HITS. The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the HITS.

■	No shareholder rights. Investing in the HITS is not equivalent to investing in COP Stock. Investors in the HITS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to COP Stock.

February 2007	Page 8

8% to 9% HITS
Based on ConocoPhillips Common Stock

■	The HITS may become exchangeable into the common stock of a company other than ConocoPhillips. Following certain corporate events relating to COP Stock, you may receive, at maturity, the common stock of a successor corporation to ConocoPhillips. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the HITS.

■	Antidilution adjustments. Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting COP Stock, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments. If an event occurs that does not require the calculation agent to adjust the amount of COP Stock payable at maturity, the market price of the HITS may be materially and adversely affected.

■	The U.S. federal income tax consequences of an investment in the HITS are uncertain. There is no direct legal authority as to the proper tax treatment of the HITS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Please read the discussion under “Fact Sheet — General Information — Tax considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for HITS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the HITS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the HITS, the timing and character of income on the HITS might differ from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the HITS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the prospectus supplement for HITS.

Other Risk Factors

■	Secondary trading may be limited. There may be little or no secondary market for the HITS. Application will be made to list the HITS on the AMEX under the symbol “HCT”. For a security to be listed on the AMEX, the AMEX requires, among other things, that there be 1 million units and 400 holders of such security. However, it is not possible to predict whether the HITS will meet the requirements for listing or trade in the secondary market or if such market will be liquid or illiquid, and we do not expect to announce whether or not the HITS will meet those requirements prior to the pricing of the HITS. In addition, the HITS could be delisted under certain circumstances, such as the delisting of the underlying stock. Because it is not possible to predict whether the market for the HITS will be liquid or illiquid, you should be willing to hold your HITS to maturity.

■	No affiliation with ConocoPhillips. ConocoPhillips is not an affiliate of the issuer, is not involved with this offering in any way, and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the HITS. The issuer has not made any due diligence inquiry with respect to ConocoPhillips in connection with this offering.

■	Potential adverse economic interest of the calculation agent. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the HITS or that trade COP Stock on a regular basis are potentially adverse to your interests as an investor in the HITS. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the HITS could adversely affect the closing price of COP Stock on the pricing date and on the determination date as well as the trading price of the COP Stock during the term of the HITS and, as a result, could decrease the amount you may receive on the HITS at maturity. Any of these hedging or trading activities on, or prior to, the pricing date could potentially affect the closing price of COP Stock on the pricing date and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially have raised the trigger price relative to

February 2007	Page 9

8% to 9% HITS
Based on ConocoPhillips Common Stock

the price of COP Stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the HITS could potentially affect whether the trading price of COP Stock decreases to or below the trigger price and, therefore, whether you will receive the principal amount of the HITS or shares of COP Stock at maturity. Furthermore, if the trading price of COP Stock has decreased to or below the trigger price such that you will receive shares of COP Stock at maturity, the issuer’s trading activities prior to, or on the determination date, could adversely affect the value of the shares of COP Stock the issuer will deliver at maturity.

■	Morgan Stanley may engage in business with or involving ConocoPhillips without regards to your interests. The issuer or its affiliates may presently or from time to time engage in business with ConocoPhillips without regards to your interests, and thus may acquire non-public information about ConocoPhillips. Neither the issuer nor any of its affiliates undertakes to disclose any such information to you. In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to ConocoPhillips, which may or may not recommend that investors buy or hold COP Stock.

February 2007	Page 10

8% to 9% HITS
Based on ConocoPhillips Common Stock

Information about the Underlying Stock

ConocoPhillips. ConocoPhillips (NYSE: COP) is an integrated energy company, which mainly explores for, produces, processes and markets crude oil, natural gas and natural gas liquids. ConocoPhillips also purchases, refines, markets and transports crude oil and petroleum products.

COP Stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by ConocoPhillips pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-32395 through the Securities and Exchange Commission’s website at http://www.sec.gov. Additional information regarding ConocoPhillips may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for HITS.

These preliminary terms relate only to the HITS offered hereby and do not relate to COP Stock or other securities of ConocoPhillips. The issuer has derived all disclosures contained in these preliminary terms regarding ConocoPhillips from the publicly available documents described in the preceding paragraph. In connection with the offering of the HITS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to ConocoPhillips. Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding ConocoPhillips is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of COP Stock.

Historical Information

The following table sets forth the published high and low closing prices of COP Stock for 2004, 2005, 2006 and 2007 through January 22, 2007. The closing price of COP Stock on January 22, 2007 was $63.38. The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of COP Stock as an indication of future performance.

(CUSIP 20825C104)	High	Low	Dividend
2004
First Quarter	$35.315	$32.390	$0.215
Second Quarter	$39.315	$34.345	$0.215
Third Quarter	$41.605	$36.030	$0.215
Fourth Quarter	$45.495	$41.000	$0.250
2005
First Quarter	$56.160	$41.780	$0.250
Second Quarter	$60.680	$48.390	$0.310
Third Quarter	$70.910	$59.100	$0.310
Fourth Quarter	$68.960	$57.350	$0.310
2006
First Quarter	$65.250	$58.670	$0.360
Second Quarter	$72.500	$57.910	$0.360
Third Quarter	$69.030	$57.250	$0.360
Fourth Quarter	$73.070	$56.030	$0.360
2007
First Quarter (through January 22, 2007)	$68.300	$61.820

February 2007	Page 11

8% to 9% HITS
Based on ConocoPhillips Common Stock

Historical prices with respect to COP Stock have been adjusted for a two-for-one stock split that was effected on June 1, 2005. The issuer makes no representation as to the amount of dividends, if any, that ConocoPhillips will pay in the future. In any event, as an investor in the HITS, you will not be entitled to receive dividends, if any, that may be payable on COP Stock.

The following graph shows the intraday high, intraday low and closing prices for COP Stock for the 13 month period from December 22, 2005 to January 22, 2007. The issuer obtained the intraday high, intraday low and closing prices from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of COP Stock as an indication of future performance.

COP Stock Intraday High, Intraday Low and Closing Prices
December 22, 2005 to January 22, 2007

February 2007	Page 12